UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Three-Five Systems, Inc.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    88554L108

                                 (CUSIP Number)
                                    12/29/00

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No.: 88554L108

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                IRS No. 13-2527171
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       2.       Check  the  Appropriate  Box  if a  Member  of a  Group  (See
                Instructions):
                Joint Filing
                (a)
                (b)
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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially        0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                      0
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                7.    Sole Dispositive Power:
                      0
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                8.    Shared Dispositive Power:
                      3,064,000
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                3,064,000 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)

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      10.       Check if the  Aggregate  Amount  in Row  (11)  Excludes
                Certain Shares (See Instructions)
                [  ]
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      11.       Percent of Class Represented by Amount in Row (11):
                14.25%
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      12.       Type of Reporting Person (See Instructions):
                IA
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  CUSIP No.: 88554L108

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       1.       Names of Reporting Persons
                IRS Identification No:

                Oppenheimer Global Growth and Income Fund
                IRS No. 93-1036175
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       2.       Check the  Appropriate  Box if a Member of a Group  (See
                Instructions):
                (a)
                (b)
--------------------------------------------------------------------------------

       3.       SEC Use Only
--------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
--------------------------------------------------------------------------------
   Number of
     Shares     9.    Sole Voting Power:
  Beneficially        2,800,000
    Owned by
      Each
   Reporting
  Person With
--------------------------------------------------------------------------------

                10.   Shared Voting Power:
                      0
--------------------------------------------------------------------------------

                11.   Sole Dispositive Power:
                      0
--------------------------------------------------------------------------------

                12.   Shared Dispositive Power:
                      2,800,000
--------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                2,800,000 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)

--------------------------------------------------------------------------------

      10.       Check if the  Aggregate  Amount  in Row  (11)  Excludes
                Certain Shares (See Instructions)
                [  ]
--------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                13.02%
--------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Item:
--------------------------------------------------------------------------------

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     1(a)     Name of Issuer:
              Three-Five Systems, Inc.
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     1(b)     Address of Issuer's Principal Executive Offices:
              1600 North Desert Drive
              Tempe, AZ  85281-1230
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     2(a)     Name of Person Filing:
              (i)   OppenheimerFunds, Inc.
              (ii)  Oppenheimer Global Growth and Income Fund
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     2(b)     Address of Principal Business Office or, if none, Residence:
              (i)  Two World Trade Center, 34th Floor
                   New York, NY 10048-0203
              (ii) 6803 S. Tucson Way
                   Englewood, CO  80112

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     2(c)     Citizenship:
              (i)  Colorado
              (ii) Massachusetts
--------------------------------------------------------------------------------
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     2(d)     Title of Class of Securities:
              Common Stock
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     2(e)     CUSIP Number:
              88554L108
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     3(e)     If  this  statement  is  filed  pursuant  to   ss.240.13d-1(b)  or
              240.13d-2(b)  or (c),  check whether the person filing is a:
              (i)  X An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E)
              (ii) X  Investment  company  registered  under  Section  8 of the
                   Investment Company Act of 1940 (15 U.S. C. 80a-8).
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     4(a)     Amount beneficially owned:
              (i) 3,064,000 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934

              (ii) 2,800,000
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     4(b)     Percent of class:
              (i)  14.25% (reflects ownership in 4(b)(ii) below)
              (ii) 13.02%
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      4(c)    Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote:
              (a)   0
                    -
              (b)   2,800,000
         (ii) Shared power to vote or to direct the vote:
              (a)   0
                    -
              (b)   0
                    -
       (iii)  Sole power to dispose or to direct the disposition of:
              (a)   0
                    -
              (b)   0
                    -
        (iv)  Shared power to dispose or to direct the disposition of:
              (a)   3,064,000
              (b)   2,800,000
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--------------------------------------------------------------------------------

      5.      Ownership of Five Percent or Less of a Class: [  ]
--------------------------------------------------------------------------------
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      6.      Ownership of More than Five Percent on Behalf of Another Person.:
              N/A
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      7.      Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on By the Parent Holding Company:
              N/A
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      8.      Identification and Classification of Members of the Group:
              N/A
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      9.      Notice of Dissolution of Group:
              N/A
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     10.      Certification:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            2/14/01
                                                            Date

                                                      /s/ Philip T. Masterson
                                                            Signature

                                            Philip T. Masterson, Vice President
                                                            Name/Title

                                    EXHIBIT A

      The respective Boards of Directors or Trustees of the registered investment companies managed by OppenheimerFunds, Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Boards of Directors or Trustees of such funds have delegated this responsibility to OFI as the funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Global Growth and Income Fund, as disclosed on pages 3 and 4 hereof. OFI disclaims ownership of such securities, except as expressly stated herein.

                                    EXHIBIT B

      The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Three-Five Systems, Inc., is filed on behalf of the undersigned.

Dated:  February 14, 2001

                                      Oppenheimer Global Growth and Income Fund



                                                By:   /s/ Robert G. Zack

                                                      Robert G. Zack
                                                      Assistant Secretary